Exhibit 10.2

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of the _17th day of October 2018 (the “Effective Date”), by and between TI INVESTORS OF ELGIN II LLC (“Seller”), and BCI IV ACQUISITIONS LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.         Seller owns certain real property consisting of an approximately 257,344 square foot industrial use building and underlying real estate located at 2650 Auto Mall Drive, Elgin, Illinois, as further described on Exhibit A attached hereto, together with all appurtenant hereditaments, tenements, easements, rights, improvements, rents, profits and issues (collectively, the “Property”).

B.    Seller agrees to sell and Buyer agrees to purchase the Property in accordance with, and subject to, the terms and conditions of this Agreement.

AGREEMENT

Now therefore, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

1.	BASIC PROVISIONS

The following words and phrases are defined for subsequent use in this Agreement:

1.1.    Closing. The consummation of the transaction contemplated by this Agreement ("Closing") shall occur, if at all, on the date (the “Closing Date”) that is the later of: ten (10) days after the expiration of the Inspection Period (defined below), or December 3, 2018, and shall occur at or through the offices of the Title Company (defined below).

1.2.    Commitment. A commitment for an ALTA owner's policy of title insurance with respect to the Property in the amount of the Purchase Price committing the Title Company to insure Buyer as the fee simple owner of the Property, subject only to Permitted Exceptions (defined below).

1.3.     Conditions. The conditions precedent to Buyer's obligation to purchase the Property, which Conditions are as follows:

(a)Physical/Financial Review Condition. During the Inspection Period, Buyer's satisfaction in its sole and absolute discretion, with all aspects of the Property, including, but not limited to, the Property’s environmental condition, structural, physical and mechanical condition, flood plain condition, geotechnical aspects, the condition of all existing storm water management facilities sized appropriately for current use (if applicable), the existence of water, sanitary sewer, electric, gas and telecommunications utilities designed appropriately to serve the Property for its current use, the existence of off‑site improvements, if any, appurtenant thereto, and the tenant occupancy and operational financial status of the Property. Provided Buyer has not terminated the Agreement pursuant to Section 3.5, this Condition1.3(a) shall be deemed satified upon the expiration of the Inspection Period.

(b)Title Condition. The Title Company shall issue (or shall be prepared and irrevocably and unconditionally committed to issue) the Owner’s Title Insurance Policy.

(c)Accuracy of Representations. The representations and warranties made by Seller in Section 10 of this Agreement and/or set forth in Exhibit D shall be true, correct and complete in all material respects on and as of the Closing Date.

(d)Tenant. Tenant (hereinafter defined) shall not have terminated, or given notice of intent to terminate, the Lease.

(e)Estoppels. Seller shall have delivered to Buyer the Tenant Estoppel Certificate executed by Tenant pursuant to the terms of Section 12.1.

If any one or more of Condition 1.3(b), 1.3(c), 1.3(d) or 1.3(e) are not satisfied on or before the Closing Date, Buyer may, at its option, and in its sole and absolute discretion, (a) extend the Closing Date to allow Seller a sufficient time (but not to exceed fifteen (15) days) within which to cure or satisfy such condition, (b) waive any such Condition which can legally be waived either at the time originally established for Closing or at any time on or before the 15th day thereafter and proceed to Closing without adjustment or abatement of the Purchase Price, or (c) terminate this Agreement by written notice thereof to Seller, in which case the Deposit shall be returned to Buyer, and, if the failure of the Condition is due to a breach by Seller hereunder, Buyer may pursue any of its remedies under Section 7.2.

1.4.    Contracts. All of the contracts between Seller and its manager, service and/or materials providers as are set forth on the attached Exhibit C and designated as “Service Contracts,” which relate to the operation and maintenance of the Property.

1.5.    Deposit. Four Hundred Thousand and 00/100 Dollars ($400,000.00) to be held by the Title Company (defined below) pursuant to Exhibit G hereto.

1.6.    Effective Date. As defined above.

1.7.    Inspection Period. The period commencing on the later of: the Effective Date, or the date on which Seller delivers all Seller Documents (defined below) to Buyer, and concluding at 4:00 p.m. Central Standard Time thirty (30) days thereafter.

1.8.     Lease. That certain Lease Agreement between Seller and iHerb, Inc., a California corporation (“Tenant”) dated March 30, 2018 with respect to the Property, as amended by that certain Amendment to Lease Agreement dated July 30, 2018.

1.9.    Permitted Exceptions. The encumbrances or exceptions to title shown in the Commitment to which Buyer does not object pursuant to the terms hereof or which are otherwise allowed pursuant to this Agreement or which are waived and accepted by Buyer in accordance with this Agreement.

1.10. Personal Property. Those items, if any, listed on Exhibit B attached hereto and incorporated herein by reference, owned by Seller, located at the Property and used in connection therewith.

1.11. Purchase Price. Twenty One Million Five Hundred Fifty Thousand and 00/100 Dollars ($21,550.000.00).

1.12.    Representations. The representation and warranties as set forth on Exhibit D attached hereto and incorporated herein by reference.

1.13.    Seller Debts. Seller Debts are the debts, liabilities, taxes, obligations and claims for which Seller is liable and shall include, without limitation, obligations of Seller under any leases or occupancy agreements accruing prior to Closing, unless specifically assumed by Buyer.

1.14. Title Company. Greater Illinois Title Company, 120 North LaSalle Street, Suite 900, Chicago, IL 60602; Attn: Guy Lundstrom; email: guy.lundstrom@gitc.com; phone: (312) 264-4765

1.15. Title Documents. ALTA Owner’s Title Insurance Policy commitment and copies of all documents noted therein as exceptions to Seller’s title to the Property.

2.	PURCHASE AND SALE; DEPOSIT

Subject to the terms and conditions herein, Seller agrees to sell and Buyer agrees to purchase the Property for the Purchase Price. Within two (2) business days after the Effective Date, Buyer shall deposit the Deposit in escrow with the Title Company. In the event of Closing, the Deposit shall be delivered to Seller and shall be applied as a credit against the Purchase Price. The Deposit may be held in an interest bearing account with a federally insured financial institution reasonably acceptable to Buyer and all interest earned thereon, if any, shall be deemed to be a portion of the Deposit. Should Buyer elect to invest the Deposit, Buyer will pay the cost of investing. If this Agreement is terminated, the Deposit shall be refunded to Buyer or delivered to Seller as provided below.

3.	INVESTIGATIONS; TITLE; BUYER TERMINATION

Buyer's obligation to purchase the Property is expressly conditioned upon Buyer's review and investigation of the Property as set forth below. Unless otherwise specifically set forth herein, Buyer shall pay all costs associated with its investigation of the Property.

3.1. Contracts. Seller shall deliver to Buyer within five (5) business days after the Effective Date, legible copies of all of the Contracts. Buyer’s obligation to conclude this transaction is conditioned upon Buyer’s review of the Contracts and all underlying documentation relevant to the Contracts. In the event and to the extent any of the Contracts are unacceptable to Buyer, Buyer shall notify Seller prior to the expiration of the Inspection Period which of the Contracts are unacceptable to Buyer. Seller shall take appropriate action to terminate such Contracts effective on or before the Closing. At Closing, Buyer and Seller shall execute an assignment and assumption agreement in form reasonably satisfactory to Seller and Buyer, whereby Seller will assign and Buyer will assume those Contracts acceptable to Buyer and not terminated by Seller as set forth above. Notwithstanding the foregoing, all property management and leasing services contracts for the Property shall be terminated prior to the Closing.

3.2. Seller Documents. Seller shall deliver to Buyer within five (5) business days after the Effective Date, true copies of all the documents in Seller’s possession or reasonable control ("Seller's Documents") listed on Exhibit C attached hereto and incorporated herein by reference.

3.3. Investigations. During the Inspection Period and thereafter until Closing or the earlier termination of this Agreement, Buyer may make such investigations as it shall deem relevant, including, without limitation, in order to satisfy the Physical/Financial Review Condition. Such investigations may be conducted by Buyer or its designees, including Buyer’s engineers, accountants, architects, attorneys, agents, contractors or employees. For the duration of this Agreement, Buyer and its designees have the right to interview Tenant with respect to its occupancy of the Property and the right and license to enter upon the Property during normal business hours and upon reasonable advance notice to Seller or its designated agents to conduct such studies, audits and investigations thereon as Buyer shall reasonably desire. Seller shall have the right to have a Seller representative accompanying Buyer at all times Buyer is on the Property. Prior to entry upon the Property, Buyer and, unless covered by Buyer’s insurance, each party entering the Property on Buyer’s behalf, shall deliver to Seller a copy of a certificate of insurance showing that Buyer (or each such party, as applicable) has commercial general liability insurance coverage from an insurer reasonably acceptable to Seller in an amount of not less than One Million Dollars ($1,000,000) per occurrence, and naming Seller as an additional insured with regard to such coverage. Buyer’s right of investigation and license to enter the Property explicitly excludes and prohibits any right to conduct any surface or invasive coring, drilling, testing or sampling unless Buyer has first obtained Seller’s written consent to such investigation, which consent may be reasonably conditioned or withheld in Seller’s reasonable discretion. Buyer shall indemnify Seller against any damage, liability, or expense resulting from Buyer's entry upon the Property, and Buyer shall repair any damage caused by Buyer's entry upon the Property to substantially restore the Property to the condition existing immediately prior to such entry; however, Buyer shall have no obligation to repair any damage or indemnify Seller relating to or arising out of Buyer’s mere discovery of a pre-existing condition on the Property, the negligence or misconduct of Seller or any diminution in value in the Property arising from, or related to, matters discovered by Buyer during its investigation of the Property. The indemnification provisions of this Section 3.3 shall survive the termination of this Agreement.

3.4. Title. Seller shall cause the Title Company to deliver to Buyer within five (5) business days of the Effective Date, at Seller’s expense, an ALTA Owner’s Title Insurance Policy Commitment and copies of all documents noted therein as exceptions to title. Buyer may also order, at its sole cost and expense, a survey of the Real Property (the “Survey”), prepared by a surveyor selected by Buyer (the Survey and the documentation described in the immediately preceding sentence are collectively, the “Title Documents”). Buyer shall have the right, on or before the date which is five (5) days prior to the expiration of the Inspection Period (the “Objection Deadline”), to notify Seller in writing of any objections to the Title Documents. Seller shall use its good faith efforts to remedy any such objections and shall have three (3) days after receipt of any such written notice to notify Buyer of its proposed cure for each objection and to provide Buyer with a revised Commitment or Title Company statement evidencing that such objections have been remedied and/or insured over in a manner reasonably satisfactory to Buyer Notwithstanding anything contained herein to the contrary, if there are any liens or encumbrances against the Property caused by Seller securing liquidated amounts or if any encumbrances arise against the Property due to the acts or omissions of Seller from and after the Effective Date, Seller shall pay and discharge the same at or before Closing. If Seller fails timely to provide such written notice and/or such Commitment, Buyer shall have the right:

(a)to accept such objections as Permitted Exceptions to title to the Property; or

(b)to terminate this Agreement upon written notice to Seller on or before the expiration of the Inspection Period, in which event:

(i)	this Agreement shall terminate and be of no further force or effect;

(ii)	the Deposit shall be returned to Buyer; and

(iii)	except as otherwise provided in this Agreement, neither party shall have any further liability or obligation hereunder.

Seller shall cause a final 2006 ALTA form owner's title insurance policy and GAP endorsement to be issued subsequent to Closing (the “Owner’s Title Insurance Policy”), shall comply with all requirements set forth in the Commitment (including those relating to issuance of the owners policy of title insurance without standard exceptions, provided Buyer has provided the Title Company with an acceptable ALTA Survey of the Property) and shall cause the Title Company to hand mark the Commitment or provide a Pro Forma title policy as an effective title insurance policy at and as of the time of Closing. Seller shall deliver to Buyer at Closing a GAP Endorsement which provides that there are no new exceptions to the Commitment except for those exceptions created by the act or omission of Buyer. The Owner's Title Insurance Policy shall insure marketable fee simple title to the Property in Buyer, subject only to the Permitted Exceptions, in the amount of the Purchase Price, as of the date and time of Closing, and shall include any endorsements relating to a cure of a title objection being effected by Seller and accepted by Buyer pursuant to this Agreement. All other endorsements to title requested by Buyer shall be at Buyer’s sole cost and expense.

Notwithstanding anything herein to the contrary, if the Title Documents are re-issued or updated after the Objection Deadline, Buyer shall have the right to object (each, a “New Buyer Objection”) to any additional exception matter disclosed or contained (each, a “New Title Document Matter”) in any such update of the Title Documents (notwithstanding the passage of the Inspection Period), provided Buyer gives notice to Seller of any New Buyer Objection within three (3) business days of receipt of the New Title Document Matter. If Seller is unable or unwilling to cure any such New Title Document Matter to the reasonable satisfaction of Buyer within the lesser of five (5) days following receipt by Seller of a New Buyer Objection or the Closing Date (but in no event shall Seller have less than two (2) days to cure, Buyer shall have the right either to (i) waive such New Title Document Matter and proceed to Closing without any adjustment in the Purchase Price, or (ii) terminate this Agreement and receive a return of the Deposit (in addition to any other remedies that Buyer may have under this Agreement if the New Title Document Matter was caused by a breach of a covenant or representation of Seller under this Agreement).

3.5. Buyer Termination. Buyer shall have the right at any time prior to the end of the Inspection Period to terminate this Agreement, for any reason or no reason at all, upon written notice to Seller, in which event:

(a) this Agreement shall terminate and be of no further force or effect;

(b) the Deposit shall be returned to Buyer; and

(c) except as otherwise provided in this Agreement, neither party shall have any further liability or obligation hereunder.

4.	CURRENT OPERATIONS

From the Effective Date until the Closing or earlier termination of this Agreement, except as specifically set forth herein, Seller shall not:

(a) market, transfer or convey title to or any interest in the Property, or enter into any agreement to do so;

(b) permit or create or agree to any easements, liens, mortgages, encumbrances or other interests that would affect the Property subsequent to Closing or impair Seller's ability to comply with this Agreement;

(c) amend any Contract or enter into any contracts or commitments regarding the Property that will survive the Closing;

(d) enter into any new lease or occupancy agreement, or amend, modify or terminate the Lease;

(e) fail to maintain and repair the Property in at least the manner that Seller has done previously; or

(f) materially change insurance coverages under Seller's existing policies of public liability and hazard and extended coverage insurance insuring the Property.

5.	CLOSING

5.1. Buyer's Deliveries. At Closing, Buyer shall cause the Purchase Price to be delivered to Title Company in escrow, via federal wire transfer of funds, as adjusted by the adjustments set forth below, along with such counterpart Buyer signatures to any Seller Delivery document(s) as are reasonably necessary to create binding assignment documents, and such other Buyer documents as are reasonably required to effectuate Closing.

5.2. Seller's Deliveries. At Closing, Seller shall execute and/or deliver or cause to be delivered to the Title Company or to Buyer, the following:

(a)A special warranty deed ("Deed") conveying marketable title to the Property to Buyer, and any required real estate transfer tax/documentary/deed tax affidavits and applications;

(b)An assignment and assumption in form reasonably satisfactory to Seller and Buyer, assigning all Contracts acceptable to Buyer as of the Closing;

(c) An assignment and assumption document in form reasonably satisfactory to Seller and Buyer, assigning the Lease;

(d)An assignment and assumption in form reasonably satisfactory to Seller and Buyer, covering all intangible rights associated with the Property and all claims, guaranties, warranties, indemnifications and all other rights, if any, which Seller may have against suppliers, laborers, materialmen, contractors or subcontractors arising out of the Property;

(e)	A Bill of Sale relative to the conveyance of Personal Property, if any;

(f)A rent roll certified by Seller as true and correct, dated as of the Closing Date (the “Rent Roll”);

(g)Copies (or originals, if available) of the Lease, tenant correspondence and maintenance agreements (if any) in Seller's possession, relating to the Property;

(h)An affidavit stating that Seller is not a "Foreign Person" within the meaning of Internal Revenue Code Section 1445(f)(3) or, in the alternative, if Seller is a “Foreign Person,” Buyer shall be entitled to withhold appropriate amounts as required by the Internal Revenue Code;

(i)Exclusive possession of the Property to Buyer, subject to the rights of Tenant pursuant to the Lease;

(j)Such agreements, affidavits or other documents as may be reasonably required by the Title Company to issue the Title Policy, including, an ALTA Statement, Statement Relating to Property Managers, Owner’s Affidavit, Personal (Gap) Undertaking, and broker lien waivers;

(k)The Escrow Agreement (hereinafter defined), executed by Seller and the Title Company; and

(l) Evidence of the existance, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller, reasonably satisfactory to the Title Company.

5.3. Closing Statement. Seller and Buyer shall execute and deliver to each other a Closing Statement showing the amounts by which the Purchase Price shall have been adjusted, such adjustments to be made as of the Closing Date with Buyer for the purpose of such prorations to be deemed to be the owner of the Property for the entire Closing Date, as follows:

(a)Taxes and assessments, special and otherwise, which are due prior to Closing shall be paid (or caused to be paid) by Seller at or prior to Closing.

(b)All real estate taxes and assessments imposed by any governmental agency, shall be prorated between Seller and Buyer on a cash basis.  In no event shall Seller be charged with or responsible for any increase in real estate taxes resulting from the sale of the Property to Buyer or from any improvements made or leases entered into on or after the Closing.  Any refunds of real estate taxes made after the Closing shall first be applied to the unreimbursed third-party costs incurred by Seller or Buyer in obtaining the refund, then paid to Tenant if entitled to the same and the balance, if any, shall be prorated between Seller and Buyer in the same manner as real estate taxes and assessments are prorated at Closing.

(c)Subject to Section 5.3(e), the parties shall prorate all rents and other items of income under the Lease (“Rents”) collected prior to the Closing and applicable, in whole or in part, to periods after the Closing.  The parties shall not prorate any Rents that are past due as of Closing (“Receivables”). Rents collected after Closing by Buyer shall be allocated, first, to Buyer to the extent of Rents applicable to the post-Closing period and then due and payable; next, to Seller to the extent of Receivables; and the remainder to Buyer.  Seller may take reasonable action to collect any Receivables provided that Seller may not commence any legal action against Tenant seeking termination of the Lease and Seller may not commence any other legal action against Tenant prior to the date which is 30 days after the applicable Closing. Upon receipt by Seller of Buyer’s reasonable written request at anytime and from time to time within a period from the Closing until the later of (i) one (1) year after Closing, or (ii) for the period Tenant has the right to audit such books and records of Seller, Seller shall, at Seller’s principal place of business, during Seller’s normal business hours, make all of Seller’s records directly relating to those items subject to Tenant audit, available to Buyer for inspection and copying (at Buyer’s sole cost and expense).

(d)The amount of any cash security or other deposits held by Seller in connection with the Property shall be credited against the Purchase Price, and Seller shall retain such deposits.  If security deposits are in the form of letters of credit, such shall be assigned by Seller to Buyer at Closing at Seller’s sole cost.

(e)If and to the extent Tenant pays monthly estimates of operating expenses and insurance (“Charges”) with an adjustment at the end of each fiscal year applicable to Charges, all amounts received by Seller before the Closing Date as interim payments of Charges for the year of Closing, shall be retained by Seller to the extent applied against any disbursements made by Seller in the nature of Charges incurred prior to Closing and recoupable under the Lease.  In the event the amounts received by Seller as interim payment of Charges before the Closing Date shall be greater than the actual Charges incurred prior to Closing or relate to Charges on or subsequent to Closing, Seller shall remit such amounts to Buyer.  In the event that amounts received by Seller as interim payments of Charges before the Closing Date shall be less than the actual Charges incurred prior to Closing and recoupable under the Lease, and provided Seller has paid the actual Charges (an “Underpayment”), then Buyer shall pay to Seller the amount of such Underpayment promptly following collection thereof from Tenant. No later than five (5) days prior to Closing, Seller shall prepare and submit to Buyer an accounting of the Charges vs. the interim payments received as evidenced by reasonable supporting documentation provided to Buyer.  All amounts received by Buyer as interim payments of Charges first arising on or after Closing shall be retained by Buyer.

(f)Seller shall pay all state and county real estate transfer taxes and documentary stamps, the deed recording fee and one-half of the Title Company escrow and closing fees.

(g)Buyer shall pay the cost of the title insurance policy, GAP endorsement, any other title endorsements requested by Buyer and one-half of the Title Company escrow and closing fees and all costs for Buyer’s financing.

(h)If any municipal real estate transfer taxes are assessed, such municipal transfer taxes shall be paid by the party who customarily pays same in the municipality in which the Property is located.

(i)Seller shall be responsible for payment of any outstanding “Tenant Improvements Contribution” as defined in Exhibit E of the Lease, and for the payment of any outstanding leasing commissions related to the initial term of the Lease (“Lease Commission”). Buyer shall receive a credit against the Purchase Price at Closing in an amount equal to the then-unpaid Tenant Improvements Contribution and Lease Commission (if any), based on evidence reasoanbly acceptable to Buyer, which are the responsibility of Seller under the foregoing provision, and Seller shall retain responsibility for same to the extent not so credited at Closing. Without limiting the generality of the foregoing, Buyer is aware that pursuant to the Lease, Tenant has a “Base Rent-free” period, and shall not commence the payment of Base Rent to the Landlord until July 1, 2019. Buyer shall be given a credit at Closing equal to the July 1, 2019 value of the initial monthly Base Rent ($93,287.20) times the number of months from the Closing Date to the July 1, 2019 Base Rent commencement date, prorated for any partial month.

(j)Seller has informed Buyer that (i) the County of Kane (the “County”) assessed the impact fee for the Property (the “Impact Fee”) as “industrial” pursuant to Kane County Ordinance # 12-100 approved by the Kane County Board on April 10, 2012, as amended (the “Ordinance”), resulting in an Impact Fee in the amount of $408,825.68 (the “Industrial Impact Fee”); (ii) Seller represented to the County that the intended use of the Property was “warehouse” under the Ordinance (and the present use of the Property is warehouse), which would result in an Impact Fee in the amount of $134,870.90 (the “Warehouse Impact Fee”); (iii) pursuant to that certain Contingent Impact Fee Payment Agreement dated May 10, 2016 between the County of Kane and Seller (the “Impact Fee Agreement”), the County agreed that Seller would pay the Warehouse Impact Fee provided that Seller agreed to pay the difference between the Warehouse Impact Fee and the Industrial Impact Fee (such difference being $273,954.78 and being referred to herein as the “Impact Fee Difference”) in the event the Property was used for any use other than warehouse during the term of the Impact Fee Agreement and to provide assurance of payment of the Impact Fee Difference pursuant to a promissory note; (iv) pursuant to the Impact Fee Agreement, (a) Seller applied for an initial building permit with the City of Elgin for the entire Property as a warehouse, (b) paid to the County the Warehouse Impact Fee and (c) delivered to the County that certain Promissory Note dated May 9, 2016 in the amount of $273,954.78 to secure Seller’s obligation to pay the Impact Fee Difference pursuant to the Impact Fee Agreement (the “Seller Note”). Provided that the Impact Fee Documentation (hereinafter defined) is not obtained prior to Closing, then (A) at Closing Buyer shall assume the obligations of Seller under the Impact Fee Agreement arising from and after Closing and, no later than twenty (20) days following Closing, deliver to the County a promissory note in the amount of $273,954.78 in form and substance substantially similar to the Seller Note (the “Buyer Note”) in replacement of the Seller Note and (B) Seller shall deposit the amount of $273,954.78 (the “Holdback Funds”) with the Title Company pursuant to the escrow agreement attached hereto as Exhibit H (the “Escrow Agreement”). Notwithstanding anything contained herein, Seller shall remain solely responsible for the payment of the Impact Fee Difference and hereby indemnifies Buyer from and against any losses suffered by Buyer in connection with or arising out of Seller’s obligation to pay the Impact Fee Difference. For purposes of this paragraph, “Impact Fee Documentation” shall mean such documentation from the County as is reasonably acceptable to and required by Buyer confirming that the Impact Fee Agreement is terminated and null and void, the Impact Fee applicable to the Property has been established by the County and paid in full by the Seller and that neither the Property nor Buyer shall have any obligation to pay the Industrial Impact Fee or the Impact Fee Difference and Buyer shall have no obligation to make or deliver the Buyer Note.

(k)The readings and billings for any utilities held in Seller’s name will be made if possible as of the day before the Closing Date, in which case Seller shall pay all such bills and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within thirty (30) days after the Closing, if necessary. There shall be no proration or credit for utilities held in the name of Tenant. Seller has no deposit in Seller’s name held by any utility provider. Seller agrees to reasonably cooperate with Buyer in transferring such utility services and company accounts that are held in Seller’s name (if any), with respect to the Property and shall refrain from any action likely to result in a termination or interruption of utility service upon the Closing and transfer of ownership to Buyer.

6.	NO ASSUMPTION OF LIABILITIES

The parties acknowledge that the purchase and sale of the Property involves only the purchase and sale of the Property and that Seller is not selling a business nor do the parties intend that Buyer be deemed a successor of Seller with respect to any liabilities of Seller to any third parties, with the exception of those liabilities arising from Buyer’s assumption of the Lease.

7.	DEFAULT

7.1.(a) If Buyer defaults in the performance of any of its obligations and/or covenants hereunder in excess of ten (10) days after written notice thereof to Buyer (provided that no cure period shall be applicable with respect to the obligation to consummate Closing on the Closing Date), provided that Seller is not then in default hereunder, Seller's sole and exclusive remedy shall be to terminate this Agreement, in which event, except as otherwise provided in this Agreement, this Agreement shall terminate and be of no further force or effect.

(b) If Seller terminates this Agreement pursuant to this Section 7.1 due to Buyer’s failure to consummate the Closing in breach hereof, Buyer and Seller agree that Seller’s actual damages would be impracticable or extremely difficult to fix. The parties therefore agree that, in such event, Seller, as Seller’s sole and exclusive remedy, is entitled to liquidated damages in the amount of the Deposit, in which case:
(i)this Agreement and the rights and obligations of Buyer and Seller hereunder shall be of no further force or effect and neither party shall have any further rights or obligations hereunder other than pursuant to any provision hereof which expressly survives the termination of this Agreement,

(ii)the Title Company shall deliver the Deposit (exclusive of interest and dividends earned thereon) to Seller pursuant to Seller’s instructions, and the same shall be the full, agreed and liquidated damages,

(iii)all title and escrow cancellation charges, if any, shall be charged to Buyer, and

(iv)the Title Company shall deliver to Buyer all interest and dividends earned on the Deposit. The parties hereby agree that the amount of the Deposit is a fair and reasonable estimate of the total detriment that Seller would suffer in the event of Buyer’s failure to consummate the Closing in breach hereof. Seller irrevocably waives the right to seek or obtain any other legal or equitable remedies, including the remedies of damages and specific performance for Buyer’s failure to consummate the Closing in breach hereof.

(c) However, Seller may not enforce such remedy against Buyer:

(i) if Seller is in default under this Agreement, or

(ii) Buyer has cured such default within ten (10) days after receipt of written notice from Seller specifying that Buyer is in default (except for a default in the obligation to consummate Closing, for which Buyer shall have no cure period).

(d) Nothing in this Section 7.1 shall be deemed in any way to limit the rights and remedies of Seller with respect to any terms, conditions or covenants that expressly survive the termination of this Agreement. In the event Buyer defaults in any of its post-closing obligations or any obligations that survive Closing or a termination of this Agreement, Seller shall have all of its remedies at law and in equity on account of such default. The provisions of Section shall survive any termination of this Agreement.

7.2.(a) If Seller defaults in the performance of any of its obligations and/or covenants hereunder in excess of ten (10) days after written notice thereof to Seller (provided that no cure period shall be applicable with respect to the obligation to consummate Closing on the Closing Date), provided that Buyer is not then in default hereunder, Buyer's remedy shall be either:

(i) the termination of this Agreement upon written notice thereof to Seller, in which case Seller shall reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence, up to a maximum of $75,000.00, the Deposit shall be promptly refunded to Buyer, and, except as otherwise provided in this Agreement, neither party shall thereafter have any further liability or obligation hereunder, or

(ii) Buyer may seek the specific performance of Seller's obligations under this Agreement from a court of competent jurisdiction.

(b) However, Buyer may not enforce such remedy against Seller:

(i) if Buyer is in default under this Agreement, or

(ii) Seller has cured such default within ten (10) days after receipt of written notice from Buyer specifying that Seller is in default (except for a default in the obligation to consummate Closing, for which Seller shall have no cure period).

(c) Nothing in this Section 7.2 shall be deemed to in any way to limit or prevent Buyer from exercising any right of termination provided to Buyer elsewhere in this Agreement or limit the rights and remedies of Buyer with respect to any terms, conditions or covenants that expressly survive the termination of this Agreement. Notwithstanding the foregoing, in the event Seller defaults in any of its post-closing obligations or any obligations that survive Closing or a termination of this Agreement, Buyer shall have all of its remedies at law and in equity on account of such default. The provisions of Section shall survive any termination of this Agreement.

8.	DAMAGE TO PROPERTY

Seller shall maintain the Property until Closing in materially the same condition as the Effective Date, except for ordinary wear and tear. If, prior to Closing, the Property shall be damaged by a Material Event (hereinafter defined), Seller shall promptly notify Buyer in writing and this Agreement may be terminated at the option of Buyer (whereupon the Deposit shall be promptly refunded to Buyer, and, except as otherwise provided in this Agreement, neither party shall thereafter have any further liability or obligation hereunder), provided Buyer gives written notice of Buyer’s termination of this Agreement within ten (10) days of receipt of Seller’s damage notice, failing which, Buyer shall be obligated to close in accordance with this Agreement. In the event such damage does not constitute a Material Event or Buyer fails to timely terminate this Agreement pursuant to the immediately preceding sentence, Buyer shall be obligated to close on the Property and, at Closing, Seller shall pay to Buyer an amount equal to any uninsured or deductible amount and assign the insurance proceeds to Buyer. “Material Event” shall mean (a) $500,000.00 or more of damage is caused to the Property as a result of any earthquake, hurricane, tornado, flood, landslide, fire, act of war, terrorism, terrorist activity or other casualty, (b) material access to the Property, or a material portion of the parking, is destroyed as a result of a casualty, (c) any material portion of the Property is rendered untenantable as a result of a casualty, (d) a casualty occurs that is reasonably estimated to result in an uninsured loss of rental income after Closing in excess of $100,000.00 or (e) Tenant has the right to terminate the Lease as a result of a casualty and Tenant fails to waive such right.

9.	CONDEMNATION

If notice of any action, suit or proceeding shall be given prior to Closing for the purpose of condemning any part of the Property, then Buyer may terminate this Agreement within fifteen (15) days after receiving notice of such condemnation upon notice to Seller, in which event:

(a) except as otherwise provided in this Agreement, this Agreement shall terminate and be of no further force or effect;

(b) the Deposit shall be returned to Buyer; and

(c) neither party shall have any further liability or obligation hereunder; but if Buyer does not elect to terminate this Agreement, then in the event of Closing, the proceeds of such condemnation shall be assigned and shall belong to Buyer.

10.	BROKER; COMMISSIONS

Each party represents and warrants to the other that they have not entered into any contracts with any brokers or finders, nor obligated itself to pay any brokers’ commission or finders fee on account of the execution of this Agreement with the exception of Jones Lange LaSalle (“JLL”) (“Broker”). Seller shall be responsible for the payment of the commissions due Broker based upon Seller’s separate agreement with Broker. Based on such representations and warranties and agreements, Seller and Buyer hereby agree to indemnify and hold each other harmless from any other claims, damages, expenses, liabilities, liens or judgments (including costs, expenses and attorneys fees in defending the same) which arise as a result of any misrepresentation or breach of warranty made by Seller or Buyer under this Section. Seller hereby advises Buyer that a member of Seller is a licensed real estate brokerage entity in the State of Wisconsin.

11.	PROPERTY CONDITION

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND/OR ANY SELLER’S DELIVERIES, BUYER ACKNOWLEDGES AND AGREES WITH SELLER THAT BUYER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AND DEFECTS AS OF THE CLOSING AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER.  EXCEPT AS SPECIFICALLY SET FORTH HEREIN AND/OR ANY SELLER’S DELIVERIES, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL  OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY; (B) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON; (C) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (D) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (E) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (F) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (G) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR PHYSICAL CONDITION OF THE PROPERTY, OR (H) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND/OR ANY SELLER’S DELIVERIES, BUYER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION.  SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON.

12.	ADDITIONAL PROVISIONS

12.1 Estoppels. Seller shall request an estoppel certificate from Tenant (and any guarantor of Tenant’s obligations under the Lease) in substantially the form attached hereto as Exhibit F (the “Tenant Estoppel Certificate”) or, if Tenant is unwilling to execute such form, then the form attached to the Lease. Seller shall use commercially reasonable efforts to obtain and deliver the Tenant Estoppel Certificate to Buyer on or before three (3) days prior to Closing. The Tenant Estoppel Certificate shall be dated no earlier than thirty (30) days prior to the Closing Date. Seller shall provide Buyer with an opportunity to review the Tenant Estoppel Certificate prior to submitting same to Tenant, and shall copy Buyer on its correspondence to Tenant transmitting the Tenant Estoppel Certificate. Seller shall deliver the Tenant Estoppel Certificate received from Tenants to Buyer promptly upon Seller’s receipt. Seller shall reasonably facilitate Buyer contacting Tenant regarding the Tenant Estoppel Certificate. The Tenant Estoppel Certificate shall not show any materially adverse matters, including, without limitation, any verbal agreements or any default or purported default thereunder by any party. In the event Seller, using commercially reasonable efforts, is unable to secure the executed Tenant Estoppel Certificate as set forth in this Section 12.1, then, Seller shall not be deemed in default or breach hereunder, however, Buyer shall have the right, in Buyer’s sole discretion, to exercise its rights under Section 1.3 of this Agreement.

12.2 Elgin Requirements. Prior to or at Closing, Seller shall have obtained any deed stamps required by the City of Elgin (the “City”) and completed any and all inspections and actions required by the City in connection therewith or otherwise required by the City in connection with the conveyance of the Property, including, without limitation, performing any repairs or actions required by City as a result of such inspections. It is Seller’s understanding that the City transfer deed stamp may require payment in full of the then current water bill. Inasmuch as water service is in Tenant’s name and is Tenant’s responsibility, Buyer understands that Seller may seek reimbursement from Tenant for any water billing payment amount advanced on Tenant’s behalf in order to obtain the City transfer deed stamp.

12.3 Survival. The provisions set forth on the Exhibits attached hereto and incorporated herein by reference shall be deemed included in this Agreement. The representations and warranties set forth on Exhibit D shall be deemed to be made as of the Effective Date and again as of the Closing Date. All of Seller’s and Buyer’s respective representations, warranties, covenants and indemnities set forth in this Agreement shall survive Closing and shall not be deemed merged into any instrument of conveyance delivered at Closing, provided that the representations and warranties set forth on Exhibit D survive Closing for a period of nine (9) months.

13.	ASSIGNMENT

Buyer may only assign this Agreement prior to Closing of this transaction to (a) any entity that is owned, controlled by or is under common control with Buyer (a “Buyer Control Entity”), and (b) any entity in which one or more Buyer Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of Black Creek Group, and Buyer shall provide Seller with written notice of such assignment and evidence of entity relationship not less than five (5) business days prior to Closing. Upon any such assignment, the assignee shall have all the rights and obligations of the Buyer hereunder; however, Buyer shall not be released from any obligations hereunder. Buyer shall have no other right to assign this Agreement except as specifically set forth above.

14.	MISCELLANEOUS

14.1 Amendment. This Agreement cannot be modified except by a written instrument signed by the parties.

14.2 Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective heirs, personal representatives, successors, assigns and transferees. This Agreement confers no rights or remedies on any third party.

14.3 Consents and Approvals. If an action by any party requires the consent or approval of another party, that consent or approval shall be given, if at all, in writing, and any consent or approval given in one instance shall not be deemed a consent or approval in any other instance.

14.4 Construction. Any list of examples set forth in this Agreement shall be deemed to be illustrative, not exhaustive, unless explicitly specified otherwise. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. The use of the neuter singular pronoun to refer to any party shall be a proper reference even though that party may be an individual, a business entity, or a group of two or more individuals or business entities. All attachments referenced within the Agreement shall be deemed incorporated in the Agreement by such reference.

14.5 Counterparts. This Agreement may be signed in one or more counterparts, which together shall constitute one and the same instrument. Signatures shall be binding on the signer when delivered, regardless of whether delivery is in hard copy or by electronic or facsimile means.

14.6 Entire Agreement. This Agreement and the exhibits attached hereto sets forth fully and completely the agreement between the parties in connection with this transaction, there are no written or oral agreements between the parties relating to this transaction that are not expressly set forth herein and this Agreement supersedes all prior oral or written agreements relating to this transaction.

14.7 Equal Participation. Seller and Buyer have participated equally in the preparation of this Agreement, and, therefore, this Agreement shall not be construed in favor of or against any party to this Agreement.

14.8 Extension for Non‑Business. To the extent a time period set forth in this Agreement expires on a Saturday, Sunday or State or Federal holiday, then such time period shall expire on the next day which is not a Saturday, Sunday or State or Federal holiday.

14.9 Governing Law. This Agreement shall be governed and construed in accordance with the substantive and procedural laws of the State in which the Property is located without regard to conflict of law principles.

14.10 Headings. The titles and headings in this Agreement are provided as a matter of convenience only and shall not be understood to define, limit, construe, or describe the scope or intent of any provision of this Agreement.

14.11 Legal Fees. In the event of any litigation relating to this Agreement, the prevailing party shall be entitled to recover from the losing party its actual costs and expenses of the litigation, including reasonable attorneys' fees.

14.12 Severability. If any provisions of this Agreement shall be determined to be illegal or unenforceable, such determination shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect.

14.13 Waivers. A waiver by any party of a performance obligation or default under any provision of this Agreement shall not be deemed:

(a) a waiver of a further obligation or default under the same provision; or

(b) a waiver of an obligation or default under any other provision.

14.14 Tax Free Exchange. Buyer may acquire the Property and Seller may sell the Property by a tax-free exchange under Section 1031 of the Internal Revenue Code. In connection therewith, the parties agree to execute such documents as are reasonably necessary or appropriate and to otherwise cooperate with one another to effectuate such exchange; provided the other party’s representatives shall have a reasonable opportunity to review such documents prior to Closing. Each party electing to request such an exchange hereby indemnifies and holds the other party free and harmless from any loss or liability (including, but not limited to the tax ramification to the other party of such tax-free exchange) arising by reason of performing the acts required hereby to effectuate such exchange. The party which has not requested the exchange shall not take title to or otherwise assume any liability with respect to the property to be exchanged with the Property.

14.15 Non-Illusory. Notwithstanding the Conditions set forth herein, Seller and Buyer agree that Buyer’s expenses in conducting its investigations are significant and sufficient consideration such that this Agreement is not illusory.

14.16 Bulk Sales. Seller shall comply with the bulk transfer provisions of the state in which the Property is located or similar laws and indemnify, protect, defend and hold harmless Buyer for any losses incurred by Buyer arising due to Seller’s failure to so comply. Without limiting the generality of the foregoing, not later than twenty (20) days prior to the Closing Date, Seller shall file, and provide Buyer with evidence of the filing of, a “Notice of Sale/Purchase of Business Assets” with the Illinois Department of Revenue (the “IDR”) in connection with the requirements of (i) the Illinois Income Tax Act, 35 ILCS 5/902(d) as amended, and (ii) Section 5j of the Illinois Retailers’ Occupation Tax Act, 35 ILCS 120/5j, as amended (collectively, “the Illinois Tax Act”). In the event that the IDR either (i) issues a certificate(s) requiring withholding under the Illinois Tax Act with respect to the Closing (the “Certificate”) or (ii) fails to issue the Certificate, then Buyer shall be entitled to withhold the amounts required pursuant to the Certificate or, in the event the Certificate is not issued, such other amounts necessary to comply with the requirements of the Illinois Tax Act (the “Withholding Amounts”) from the payment of the Purchase Price, which Withholding Amount shall be deposited at Closing with the Title Company pursuant to escrow instructions reasonably acceptable to Seller and Buyer that shall provide for the release of the Withholding Amounts (including, without limitation, all earnings thereon) to Seller only upon the furnishing of a bulk sales release of stop order or other evidence that no further sums are required to be withheld by the IDR under the Illinois Tax Act. Seller and Buyer shall reasonably cooperate in obtaining any such evidence and in causing the Withholding Amounts to be paid by the Title Company to Seller upon the furnishing of such evidence.

14.17 Confidentiality. All of the terms and conditions of this Agreement (including the identity of Buyer and the existence of this Agreement) are confidential, and Seller shall not disclose such terms and conditions or the existence of this Agreement to anyone outside Seller other than to Seller’s legal counsel, lenders and other agents and representatives who need to know such information in connection with the acquisition. Seller may disclose the existence of this Agremeent to Tenant at the time and to the extent Seller deems necessary to facilitate Closing. Buyer may disclose this Agreement’s terms and conditions and the existence of this Agreement (a) to its affiliates and its legal counsel and other agents and representatives, including prospective partners and lenders, and (b) as required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission. Neither Seller nor Buyer shall issue any press release with respect to the terms of this Agreement without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement.

SELLER:

TI INVESTORS OF ELGIN II LLC
By: TOWNE REALTY, INC., a Wisconsin corporation, manager

By: /s/ John W. Kersey
Name: John W. Kersey
Title: Executive Vice President

BUYER:

BCI IV ACQUISITIONS LLC,
a Delaware limited liability company

By:    BCI IV Operating Partnership LP,
a Delaware limited partnership, its sole member

By:     Black Creek Industrial REIT IV Inc.,
a Maryland corporation, its general partner

By: _/s/ Sara Butz_________________________
Name: Sara Butz
Title: SVP